EXHIBIT 5.1
Perkins Coie LLP
1120 N.W. Couch Street, Tenth Floor
Portland, OR 97209-4128
Phone: 503 727-2000
Fax: 503 727-2222
www.perkinscoie.com
December 6, 2007
Insight Enterprises, Inc.
1305 West Auto Drive
Tempe, Arizona 85284

Re:	Registration Statement on Form S-8 of Shares of Common Stock,
$0.01 par value per share, of Insight Enterprises, Inc.
Ladies and Gentlemen:
We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which you are filing with the Securities and Exchange Commission with respect to up to 4,250,000 additional shares of Common Stock, par value $0.01 per share (the “Shares”), that may be issued pursuant to the Insight Enterprises, Inc. 2007 Omnibus Plan (the “Plan”).
We have examined the Registration Statement and such documents and records of Insight Enterprises, Inc. as we have deemed necessary for the purpose of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.
Based on and subject to the foregoing, we are of the opinion that any original issuance Shares that may be issued pursuant to the Plan have been duly authorized and that, upon the due execution by Insight Enterprises, Inc. of any certificates representing the Shares, the registration by its registrar of the Shares and the sale thereof by Insight Enterprises, Inc., and the receipt of consideration therefor, the Shares will be validly issued, fully paid and nonassessable.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.
Very truly yours,

/s/ Perkins Coie LLP